PEOPLES BANCORP INC. – P.O. BOX 738 - MARIETTA, OHIO – 45750
                                                      www.peoplesbancorp.com

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Mark F. Bradley
November 13, 2008		President and Chief Executive Officer
(740) 373-3155

PEOPLES BANCORP INC. DECLARES
FOURTH QUARTER 2008 DIVIDEND
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MARIETTA, Ohio - The Board of Directors of Peoples Bancorp Inc. (“Peoples”) (NASDAQ: PEBO) today declared a cash dividend of $0.23 per share payable on January 2, 2009, to shareholders of record at December 15, 2008.
“We are pleased to announce our 43rd consecutive year of dividend growth,” said Mark F. Bradley, President and Chief Executive Officer. “While we face challenges from the struggling economy and weakened real estate market, we have also preserved and enhanced Peoples’ healthy capital position and liquidity levels.  These actions have allowed the Board to raise dividends to our shareholders in 2008.”
The fourth quarter dividend represents a pay out of approximately $2.4 million, based on 10.4 million shares outstanding at November 13, 2008, and a 4.5% increase over the $0.22 declared a year ago.   In 2008, Peoples has declared dividends of $0.91 per share, up 3.4% from $0.88 per share declared in 2007.
Peoples Bancorp Inc. is a diversified financial products and services company with $1.9 billion in assets, 49 locations and 38 ATMs in Ohio, West Virginia and Kentucky.  Peoples makes available a complete line of banking, investment, insurance, and trust solutions through its financial service units – Peoples Bank, National Association; Peoples Financial Advisors (a division of Peoples Bank) and Peoples Insurance Agency, Inc.  Peoples’ common shares are traded on the NASDAQ Global Select Market under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of US publicly traded companies.  Learn more about Peoples at www.peoplesbancorp.com.

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